Exhibit 24.2
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that Patrick M. Bryne, whose signature appears below, constitutes and appoints Romil Bahl, Robert B. Lee and Victor A. Allums, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments thereto) to the Registration Statement on Form S-3 (File No. 333-171986) (the “Registration Statement”) filed by PRGX Global, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) and any subsequent registration statement the Company may hereafter file with the SEC pursuant to Rule 462(b) under the Securities Act of 1933 to register additional securities in connection with this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Dated: April 26, 2011	/s/ Patrick M. Byrne
Patrick M. Byrne
Sworn to and subscribed before me this 26th day of April, 2011.
(SEAL)

/s/ Diane Hartwig
Notary Public